Exhibit 10.11
MEXORO MINERALS LTD.
September 21, 2009
Mr. Manuel Flores
[Address Line]
Re: Employment Terms
Dear Mr. Flores:
On behalf of Mexoro Minerals Ltd. (the “Company”), I am pleased to offer you employment in the position of Operations Manager, reporting to directly to me, the Company’s President. This letter sets out the terms of your employment with Company, which will start on September 21, 2009, should you accept this offer.
If you decide to join us, your initial salary will be $5,000.00 (U.S.) per month (which annualizes to $60,000.00 per year), less applicable tax and other withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.
If you accept this offer, your employment with Company will be “at will.” This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Company can terminate the employment relationship at any time, with or without cause or advance notice. In addition, Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and use its managerial discretion in deciding on appropriate discipline.
You agree to hold all Confidential Information of the Company in confidence and to not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out your assigned responsibilities to the Company. In the event you are required to disclose any Confidential Information pursuant to law or government regulation, you will promptly notify the Company in order to allow the Company the maximum time to obtain protective or confidential treatment of the Confidential Information before it is disclosed. “Confidential Information” is all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information is to be broadly defined and includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally. Confidential Information does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by you; (ii) is obtained by you from a third party who had the legal right to disclose the information to you; or (iii) was developed by you independent of the performance of the services to the Company.

You agree to safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. You also agree not to use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that you possess or create as a result of your service to the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of your service to the Company, you will promptly deliver all such materials to the Company.
In the event of any dispute or claim relating to or arising out of your employment relationship with Company, this agreement, or the termination of your employment with Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and Company agree that all disputes shall be fully resolved by confidential, binding arbitration conducted by a single neutral arbitrator in San Diego, California through the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules, which are available at the AAA’s website at www.adr.org or by requesting a copy from the President of the Company. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. To the fullest extent permitted by applicable law, by signing this letter, you and Company both waive the rights to have any disputes or claims tried before a judge or jury.
This letter constitutes the entire agreement between you and Company regarding the terms and conditions of your employment, and supersedes all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and Company on this subject. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of Company.
Please sign and date this letter on the spaces provided below to acknowledge your acceptance of Company’s offer on the terms set forth in this letter.

Sincerely,

Mexoro Minerals Ltd.

By:	/s/ Barry Quiorz Barry Quiorz President

I agree to and accept employment with Mexoro Minerals Ltd. on the terms and conditions set forth in this agreement. I understand and agree that my employment with Company is at-will.

Date: September 21, 2009	/s/ Manuel Flores
Manuel Flores